Exhibit 10.19
AMENDED AND RESTATED
EXECUTIVE CHANGE OF CONTROL AGREEMENT
February 27, 2007

Keith Lambert
1706 NW Potters Court
Portland, OR 97229	Executive

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR 97124	the Company
     1. Employment Relationship. Executive is currently employed by the Company as Vice President of Manufacturing Operations. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.
     2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to the Company within the later of (a) 21 days (or, if required by applicable law, 45 days) from the date Executive receives the Release of Claims or (b) the last day of Executive’s active employment.
     3. Additional Compensation Upon Certain Termination Events.
          3.1 Change of Control. In the event of a Termination of Executive’s Employment (as defined in Section 6.1) (i) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) as a result of a requirement to accept a position greater than twenty-five (25) miles from current work location, and provided any of the events identified in the preceding clauses (i) and (ii) occurs within 12 months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three months preceding a Change of Control, and contingent upon Executive’s execution of the Release of Claims without revocation and compliance with Section 9, Executive shall be entitled to severance pay in lieu of any other compensation for periods subsequent to the date of termination in an amount, payable in a lump sum, equal to twelve (12) months of Executive’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Severance pay that is payable under this Agreement shall be paid to Executive on the earlier of (i) the date that is six months and one day following the date of termination or (ii) the date of Executive’s death.
          3.2 Parachute Payments. Notwithstanding the foregoing, if the total payments and benefits to be paid to or for the benefit of Executive under this Agreement would cause any portion of those payments and benefits to be “parachute payments” as defined in

Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, the total payments and benefits to be paid to or for the benefit of Executive under this Agreement shall be reduced to an amount that would not cause any portion of those payments and benefits to constitute “parachute payments.”
     4. Withholding; Subsequent Employment.
          4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.
          4.2 Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.
     5. Other Agreements. If cash severance pay is payable to Executive under this Agreement, cash severance pay shall not be payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit or other similar award agreement that may provide for accelerated vesting or related benefits).
     6. Definitions.
          6.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that (i) the Company has terminated Executive’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) Executive, by written notice to the Company, has terminated his employment as a result of a requirement by the Company (including any subsidiary of the Company) that he relocate from his current work location.
          6.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.
          6.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

     (a) The shareholders of the Company approve one of the following:
               (i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or
               (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
     (b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.
     (c) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person, or more than one person acting as a group, of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.
Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.
          6.4 Disability. “Disability” means Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties. This Agreement does not apply if the Executive is terminated due to Disability.
     7. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.
     8. Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the termination of

Executive’s employment with the Company under the conditions described in Section 3.1, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the Executive Change of Control Agreement by and between Executive and the Company dated March 7, 2005, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement.
     9. Resignation of Corporate Offices; Reasonable Assistance. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive’s area of expertise, provided that Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.
     10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.
     11. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.
     12. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.
     13. Code Section 409A. The parties intend that this Agreement and the severance pay provided hereunder comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, and the Company reserves the right to amend or modify this Agreement without the consent of Executive to the extent deemed necessary or appropriate to effectuate this intent or otherwise to comply with Code Section 409A, provided that the Company shall use reasonable efforts to provide written notice to Executive within ten (10) days of the date an amendment pursuant to this Section 13 is adopted by the Company, which notice shall include a copy of the amendment and shall provide a general description of the terms of the amendment and of the basis for the determination that such amendment is necessary or appropriate to comply with Code Section 409A.
     14. Costs and Attorneys’ Fees. In the event of any administrative or civil action brought by Executive to enforce the provisions of this Agreement, the Company shall pay Executive’s reasonable attorneys’ fees through trial and/or on appeal.

RADISYS CORPORATION

By:	/s/ Scott Grout	/s/ Keith Lambert

	Scott Grout, President and CEO	Keith Lambert

EXHIBIT A
RELEASE OF CLAIMS
1. Parties.
          The parties to Release of Claims (hereinafter “Release”) are Keith Lambert and RadiSys Corporation, an Oregon corporation, as hereinafter defined.
     1.1 Executive and Releasing Parties.
          For the purposes of this Release, “Executive” means Keith Lambert, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.
     1.2 The Company and the Released Parties.
          For the purposes of this Release, the “Company” means RadiSys Corporation, an Oregon corporation, and Released Parties means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.
2. Background And Purpose.
          Executive was employed by the Company. Executive’s employment is ending effective ___ under the conditions described in Section 3.1 of the Amended and Restated Executive Change of Control Agreement (“Agreement”) by and between Executive and the Company dated February 27, 2007.
          The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.
3. Release.
          In consideration for the payment set forth in Section 3.1 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, the Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Oregon Fair Employment Practices Act, OR ST Section 659.030 et seq., Oregon wage and hour laws, OR ST Section 652.010 et seq., the Oregon Family Leave Act, OR ST Section 659A.150 et seq., state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.
     3.1 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:
a.	this Release is worded in an understandable way;

b.	claims under the ADEA that may arise after the date of this Release are not waived;

c.	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

d.	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

e.	Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the Statutory Period ), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;
f.	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.
     3.2 Reservations Of Rights.
          This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.
     3.3 No Admission Of Liability.
          It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.
4. Effective Date.
          The “Effective Date” of this Release shall be the eighth day after it is signed by Executive.
5. No Disparagement.
          Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company or the Released Parties.
          The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Executive. Executive should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Executive believes are disparaging. Executive may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Executive.
6. Confidentiality, Proprietary, Trade Secret And Related Information
          Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty.

Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employee Agreement with the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.
7. Scope Of Release.
          The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.
8. Entire Release.
          This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 6 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.
9. Severability.
          Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.
10. References.
          The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.
11. Parties May Enforce Release.
          Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights,

claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.
12. Governing Law.
          This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

		Dated:	_________________ _________________, _________________

Keith Lambert

STATE OF OREGON	)
)
County of	)
     Personally appeared the above named Keith Lambert and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:

NOTARY PUBLIC — OREGON
My commission expires:
RADISYS CORPORATION

By:		Dated:

Its:

On Behalf of RadiSys Corporation and “Company”